Exhibit 2.2
December 29, 2009
Quicksilver Gas Services LP
Cowtown Pipeline Partners L.P.
777 West Rosedale Street
Fort Worth, Texas 76104
Reference is hereby made to that certain Purchase and Sale Agreement executed on December 10, 2009 (the “PSA”), by and among Cowtown Pipeline L.P., a Texas limited partnership (“Seller”), and Quicksilver Gas Services LP, a Delaware limited partnership (“KGS”), and Cowtown Pipeline Partners L.P., a Texas limited partnership (“Cowtown”, together with KGS hereinafter referred to as “Purchasers”). In connection with the transactions contemplated under the PSA, this letter will evidence the agreement of Seller and Purchasers that (a) the reference to “December 29, 2009” in Section 9.1(a) of the PSA shall be deleted and replaced with “January 6, 2010”, and (b) the Termination Date referenced and defined in Section 10.1(b) shall changed from “December 31, 2009” to “January 30, 2010”. Except as otherwise provided herein, the PSA shall continue in full force and effect in accordance with its original terms. This letter may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts shall constitute but one agreement.

Cowtown Pipeline L.P.
By:	Cowtown Pipeline Management, Inc., Its General Partner

By:	/s/ Philip Cook
Philip Cook
Senior Vice President — Chief Financial Officer

AGREED AND ACCEPTED THIS 29th DAY OF DECEMBER, 2009 Cowtown Pipeline Partners L.P.
By:	Quicksilver Gas Services Operating GP LLC, Its General Partner

By:	/s/ Thomas F. Darden
Thomas F. Darden
President and Chief Executive Officer

Quicksilver Gas Services LP
By:	Quicksilver Gas Services GP LLC, Its General Partner

By:	/s/ Thomas F. Darden
Thomas F. Darden
President and Chief Executive Officer